Exhibit 4.11

                                VOTING AGREEMENT

     VOTING AGREEMENT dated as of August 12, 1996 (this "Agreement"), among John Paglia and Michael Paglia (each, a "New Stockholder" and collectively, the "New Stockholders"); Advance Ross Corporation, Allen & Company Incorporated, Allen Value Partners L.P. and Allen Value Limited Incorporated (each, an "Existing Stockholder," collectively, the "Existing Stockholders" and together with the New Stockholders, the "Stockholders").

                              W I T N E S S E T H :

     WHEREAS, in connection with the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") by and among GeoWaste Incorporated, a Delaware corporation (the "Company"), Spectrum Group, Inc., d/b/a United Sanitation, Ocala Chemical, Mills Disposal, and the New Stockholders, the New Stockholders are to be issued by the Company certain shares of the Company's common stock, $.10 par value per share (the "Common Stock"). The New Stockholders are entering into this Agreement as an inducement to the Company to enter into the Merger Agreement. The execution and delivery of this Agreement by the parties hereto is a condition precedent to the Company's obligation to consummate the transactions contemplated by the Merger Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. OWNERSHIP OF SHARES OF COMMON STOCK. It is acknowledged that the Existing Stockholders are presently, and that the New Stockholders upon consummation of the transactions contemplated by the Merger Agreement will be, the holders of the numbers of shares of Common Stock set forth opposite their respective names, as follows:


NAME                                    NUMBER OF SHARES

Advance Ross Corporation                1,070,776
Allen & Company Incorporated            1,510,000(1)
Allen Value Partners L.P.               3,573,200
Allen Value Limited Incorporated          426,800
John Paglia                             1,000,000
Michael Paglia                          1,000,000

(1) A portion of these shares are owned by officers and/or directors of Allen & Company Incorporated, which shares should not be subject to this Agreement.

Any additional shares of Common Stock a Stockholder may obtain at a later date shall be governed by this Agreement.

     2. ELECTION OF DIRECTORS. Each Stockholder hereby covenants and agrees that for so long as such Stockholder continues to own or is entitled to vote ten percent (10%) or more of the issued and outstanding shares of Common Stock of the Company and one or more of said Stockholders or their nominee is subject to election as a director of the Company, the Stockholders shall use their best efforts to cause such Stockholder(s) or nominee to be nominated for election to the Board of Directors of the Company at the time and in the manner proper for such nomination, whereupon all the Stockholders agree to cast all of the votes they are entitled to cast in such election (whether at the next annual meeting or a special meeting of the stockholders or by written consent in lieu of a meeting or otherwise) for the election of such Stockholder(s) or nominee to the Board of Directors of the Company, provided that for purposes of this paragraph 2 and paragraph 3, the New Stockholders shall count as one Stockholder.

     3. TERMINATION. This Agreement shall terminate automatically as to any Stockholder at such time as such Stockholder owns or is entitled to vote less than ten percent (10%) of the outstanding shares of Common Stock of the Company.

     4. REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party hereto shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, in addition to its remedies at law.

     5. NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

                  If to Advance Ross Corporation, addressed to:

                           Advance Ross Corporation
                           Suite 9700
                           233 South Wacker Drive
                           Chicago, Illinois  60606-6502
                           Attention: Harve A. Ferrill
                           Facsimile: (312) 382-1109

                  If to Allen & Company Incorporated, addressed to:

                           Allen & Company Incorporated
                           711 Fifth Avenue
                           New York, New York  10022
                           Attention: Richard Fields
                           Facsimile: (212) 339-2369

                  If to John Paglia, addressed to:

                           John Paglia
                           2272 Laurel Run Drive
                           Ocala, Florida  34471
                           Facsimile: (352) 351-8812

                  If to Michael Paglia, addressed to:

                           Michael Paglia
                           1122 SE 24th Terrace
                           Ocala, Florida  34470
                           Facsimile: (352) 351-8882

     6. MODIFICATION, AMENDMENT AND WAIVER. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing consented to by the party or parties against whom such enforcement may be sought, and only to the extent therein set forth. The failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of the party thereafter to enforce the provisions of this Agreement in accordance with its terms.

     7. COMPLETE AGREEMENT. This document embodies the complete agreement and understanding between and among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreement or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

     8. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.

     10. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   ADVANCE ROSS CORPORATION

                                   By:/S/HARVE A. FERRILL
                                      Name:  Harve A. Ferrill
                                      Title: President

                                   ALLEN & COMPANY INCORPORATED

                                   By:/S/RICHARD L. FIELDS
                                      Name:  Richard L. Fields
                                      Title: Managing Director

                                      /s/JOHN PAGLIA
                                         John Paglia

                                      /S/MICHAEL PAGLIA
                                         Michael Paglia

                                   ALLEN VALUE PARTNERS L.P.

                                   By: Allen Philton L.P., its General Partner

                                   By: Allen Value Inc., its General Partner

                                   By: /S/ PHILIP SCATURRO
                                       Name: Philip Scaturro
                                       Title:President

                                   ALLEN VALUE LIMITED INCORPORATED


                                   By:/S/ PHILIP SCATURRO
                                      Name: Philip Scaturro